Exhibit 99.1

News

    For Immediate Release
Contacts:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group announces financial settlement of regulatory matter

Carmel, Ind., June 30, 2010 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its wholly owned subsidiary, Conseco Life Insurance Company, finalized a multi-state settlement agreement that requires the establishment of a $10 million fund for certain owners of its Lifetrend life insurance products and payment of a $1 million assessment to participating jurisdictions.  As of today, 37 jurisdictions have signed the agreement.

As previously disclosed, CNO accrued for the financial impact of the settlement in its consolidated financial statements for year-end 2009.  Therefore, the finalization of this multi-state settlement agreement will not result in an additional charge to the Company’s second quarter 2010 consolidated results of operations.

CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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